EXHIBIT 3.2


[LETTERHEAD OF PAUL HASTINGS LLP]


November 26, 2014


Invesco Capital Markets, Inc.
11 Greenway Plaza
Houston, Texas 77046-1173

The Bank of New York Mellon
Unit Investment Trust Division
2 Hanson Place, 12th Floor
Brooklyn, New York 11217

                Re: Invesco Unit Trusts, Series 1489

Ladies/Gentlemen:

We have acted as counsel for Invesco Unit Trusts, Series 1489 (the "Fund"), in connection with the issuance of units of fractional undivided interest in the Fund (the "Units"), under a trust agreement dated November 26, 2014 (the "Indenture") among Invesco Capital Markets, Inc., as depositor (the "Depositor"), Cohen & Steers Capital Management, Inc., as supervisor, and The Bank of New York Mellon, as trustee (the "Trustee"). The Fund is comprised of the following unit investment trusts: Closed-End Strategy: Master Municipal Income Portfolio-California Series 2014-4 (the "California Trust"), and Closed-End Strategy: Master Municipal Income Portfolio-New York Series 2014-4 (the "New York Trust") and together with the California Trust, (the "Trusts"). Holders of beneficial interests in the Trusts are referred to herein as the "Unitholders".

In this connection, we have examined the registration statement and the prospectus for the Fund (the "Prospectus"), the Indenture, and such other instruments and documents, as we have deemed pertinent and which are listed on Exhibit A hereto (the "Transaction Documents"). For purposes of this opinion, we have assumed that each Trust will at all times be operated in accordance with the Indenture and the Prospectus and the other Transaction Documents and that the parties to the Indenture will at all times fully comply with the terms of the Indenture. Failure to operate a Trust at all times in accordance with the Indenture, the Prospectus, and/or any other Transaction Documents, or failure to comply fully at all times with the terms of the Indenture, the Prospectus, and/or any other Transaction Documents, could result in tax treatment different from that described below. Capitalized terms not defined herein have the meaning ascribed to them in the Prospectus.

You have informed us, and we are assuming for purposes of the opinions rendered herein, that the assets of each Trust will consist of a portfolio as set forth in the Prospectus, which will consist solely of shares (the "RIC Shares") in entities which are taxed as regulated investment companies (each a "RIC" and collectively the "RICs") for federal income tax purposes. All assets of a Trust will constitute the "Trust Assets" of such Trust. You have not requested us to examine, and accordingly we have not examined, any of the Trust Assets and we express no opinion as to the federal, state, or local tax treatment thereof. Although we express no opinion with respect to the issuance of the RIC Shares, in rendering our opinions expressed herein we have assumed that: (i) each RIC qualifies as a regulated investment company for federal income tax purposes,
(ii) at the close of each quarter of the taxable year of each RIC, the assets of the RICs held in the New York Trust will consist entirely of interest-bearing obligations issued by or on behalf of the State of New York or political subdivisions thereof (the "New York Bonds") or by the government of Puerto Rico, Guam or the Virgin Islands (the "Possession Bonds"), and the assets of the RICs held in the California Trust will consist entirely of interest-bearing bonds the interest on which is exempt from the income tax imposed by the State of California that is applicable to individuals, trust and estates (the "California Bonds", and together with the New York Bonds and the Possession Bonds, the "Bonds"), (iii) the Bonds were validly issued by the respective issuing state or political subdivision thereof or, as applicable, by the government of Puerto Rico, Guam or the U.S. Virgin Islands, (iv) the interest on the Bonds is excludable from gross income for federal income tax purposes, and (v) with respect to the Possession Bonds, the Possession Bonds and the interest thereon are exempt from all state and local taxation.

The Transaction Documents include certain representations by the Depositor and the Trustee with respect to which we have no independent knowledge and have done no independent investigation. We have assumed for purposes of the opinions rendered herein, and such opinions are subject to, the accuracy of such representations. Such representations include, without limitation, that: (i) each Trust will acquire and hold its respective RIC Shares solely for the account of the Unitholders; (ii) the activities of each Trust will consist of the investment of funds in the respective RIC Shares, the collection of the income and proceeds from such investments, and the incidental replacement of such RIC Shares and temporary reinvestment of proceeds under limited and specified circumstances. In addition, we have assumed for purposes of the opinions rendered herein that each Trust has not and will not (i) establish an office, (ii) hire employees, or (iii) conduct any acts not permitted by the Indenture.

Based on the foregoing and assuming the current and continued satisfaction and accuracy of the aforementioned representations and assumptions, and based upon an investigation of such matters of law as we consider to be applicable, we are of the opinion that:

          1. Each Trust is not an association taxable as a corporation for federal income tax purposes, and income received by each Trust will be treated as income of its Unitholders in the manner set forth below.

          2. Each Unitholder will be considered the owner of a pro rata portion of each Security in the respective Trust under the grantor trust rules of Sections 671-679 of the Internal Revenue Code of 1986, as amended (the "Code"). A taxable event will generally occur with respect to a Unitholder when its respective Trust disposes of a Security (whether by sale, exchange or redemption) or upon the sale, exchange or redemption of Units by such Unitholder. A Unitholder should determine its tax cost for each Security represented by its Units by allocating the total cost for its Units, including the sales charge, among the Securities in the respective Trust in which it holds Units (in proportion to the fair market values of those Securities on the date the Unitholder purchases its Units).

          3. A Unitholder will be considered to have received all of the distributions (including exempt-interest dividends) paid on its pro rata portion of each Security when such distributions are received by the Trust even if the Unitholder does not actually receive such distributions in the year received by the Trust, including if the Unitholder reinvests its dividend distributions pursuant to the Reinvestment Plan. An individual Unitholder who itemizes deductions will be entitled to deduct its pro rata share of fees and expenses paid by the Trust, but only to the extent that this amount together with the Unitholder's other miscellaneous itemized deductions exceeds 2% of its adjusted gross income. The deduction of fees and expenses is subject to limitations for individuals with incomes in excess of certain thresholds.

          4. The New York Trust (a) will not be subject to the New York State franchise tax imposed on domestic and foreign corporations by Article 9-A of the New York State Tax Law (the "New York State Corporation Tax") and
     (b) will not be subject to the general corporation tax imposed by New York City on domestic and foreign corporations under Section 11-603 of the New York City Administrative Code (the "New York City Corporation Tax").

          5. Exempt-interest dividends paid by the RICs to the New York Trust and distributed to Unitholders who are full-time residents of New York State and New York City, and which are dividends excluded from gross income for federal income tax purposes and attributable to interest on the New York Bonds or the Territory Bonds, will be excluded from taxable income for purposes of the New York State personal income tax imposed by Article 22 of the New York State Tax Law (the "New York State Personal Income Tax") and the New York City personal income tax imposed by Section 11-1701 of the New York City Administrative Code (the "New York City Personal Income Tax").

          6. A Unitholder of the New York Trust who is a full-time resident of New York State and New York City will generally recognize gain or loss for purposes of the New York State Personal Income Tax and the New York City Personal Income Tax if the Trustee disposes of a RIC Share (whether by redemption, sale or otherwise) or when such Unitholder redeems or sells Units of the New York Trust, to the extent that such a transaction results in a recognized gain or loss to such Unitholder for federal income tax purposes.

          7. The California Trust is not an association taxable as a corporation for purposes of the California Corporation Tax Law, and each Unitholder of the California Trust will be treated as the owner of a pro rata portion of the California Trust, and, with respect to Unitholders of the California Trust who are full-time residents of California, the income of such portion of the California Trust will be treated as the income of such California Unitholders under the personal income tax imposed by the State of California (the "California Personal Income Tax").

          8. The portion of each dividend paid by a RIC to the California Trust and distributed to a California Unitholder who is a full-time resident of California and which (i) is excludable from California taxable income for purposes of the California Personal Income Tax if received directly by a California Unitholder, (ii) is properly reported as an exempt-interest dividend for California income tax purposes in a written statement furnished to its shareholders and (iii) does not exceed the amount of interest received by the RIC during its taxable year (minus certain non-deductible expenses) on obligations the interest on which would be excludable from California taxable income for purposes of the California Personal Income Tax if received directly by such a California Unitholder, will be excludable from California taxable income for purposes of the California Personal Income Tax when received by the California Trust and distributed to such a California Unitholder. However, dividends other than exempt-interest dividends paid by a RIC will generally be taxable for purposes of the California Personal Income Tax.

          9. Each California Unitholder of the California Trust who is a full-time resident of California will generally recognize gain or loss for California Personal Income Tax purposes if the Trustee disposes of a RIC Share (whether by redemption, sale or otherwise) or when such California Unitholder redeems or sells Units of the California Trust, to the extent that such a transaction results in a recognized gain or loss to such California Unitholder for federal income tax purposes. However, there are certain differences between the recognition of gain or loss for federal income tax purposes and for California Personal Income Tax purposes, and California Unitholders are advised to consult their own tax advisors.

          10. Under the California Personal Income Tax, interest on indebtedness incurred or continued by a California Unitholder to purchase Units in the California Trust is not deductible for purposes of the California Personal Income Tax.

No opinion is expressed with respect to the taxation of Unitholders subject to the New York State Corporation Tax, the New York City Corporation Tax or the New York City Unincorporated Business Tax, and such Unitholders are advised to consult their own tax advisors. Please note, however, that dividends from the RIC Shares attributed to a Unitholder of the New York Trust that is subject to the New York State Corporation Tax, the New York City Corporation Tax, or the New York City Unincorporated Business Tax may be subject to such taxes. Neither the Sponsor nor its counsel has independently examined the RIC Shares or the opinions of bond counsel with respect thereto. Ownership of Units in the New York Trust may result in other New York State and New York City tax consequences to certain taxpayers, and prospective investors should consult their tax advisors.

No opinion is expressed with respect to the taxation of Unitholders subject to the California Corporation Tax Law and such Unitholders are advised to consult their own tax advisors. Please note, however, that dividends from the RIC Shares attributed to a Unitholder of the California Trust that is subject to the California Corporation Tax Law may be includible in its gross income for purposes of determining its California franchise tax and its California income tax. We have not examined any of the RIC Shares to be deposited and held in the California Trust or the proceedings for the issuance thereof or the opinions of bond counsel with respect thereto, and we express no opinion with respect to taxation under any other provisions of the California law. Ownership of the Units may result in other California tax consequences to certain taxpayers, and prospective investors should consult their own tax advisors.

Our opinion is based on the Code, the applicable tax statutes in New York State, New York City, and the State of California, the regulations promulgated thereunder and other relevant authorities and law, all as in effect on the date hereof. Consequently, future changes in such law, the regulations promulgated thereunder and other relevant authorities, which may apply retroactively, and law may cause the tax treatment of the Trusts or the Unitholders to be materially different from that described above. This opinion is given as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein. Our opinion represents only our legal judgment, is not a guarantee of a result and, unlike a tax ruling, is binding neither on the Internal Revenue Service, the taxing authorities of New York State, New York City, the State of California, nor a court of law, and has no official status of any kind. The Internal Revenue Service, the taxing authorities of New York State, New York City, or the State of California, or a court of law could disagree with the opinion expressed herein.

This opinion, as qualified herein, covers only the opinions expressly contained herein, and we express no opinion with respect to any other considerations which may arise relating to the transaction, any other taxes or any other matters arising under United States federal, state, local or foreign law.

Very truly yours,



/s/ PAUL HASTINGS LLP

PAUL HASTINGS LLP


                                   EXHIBIT A

Transaction Documents:

Invesco Unit Trusts, Series 1489 Trust Agreement, dated November 26, 2014

Standard Terms and Conditions of Trust for Invesco Unit Trusts, Effective for Unit Investment Trusts Established On and After December 6, 2012 (Including Invesco Unit Trusts, Series 1281 and Subsequent Series)

Prospectus for Closed-End Strategy: Master Municipal Income Portfolio-California Series 2014-4 and Closed-End Strategy: Master Municipal Income Portfolio-New York Series 2014-4, dated November 26, 2014

Information Supplement for Invesco Unit Trusts, Series 1489, dated November 26, 2014